SUB-ITEM 77K
Changes in registrants certifying accountant

Nuveen Symphony Credit Opportunities Fund
Nuveen Symphony Floating Rate Income Fund and
Nuveen Symphony High Yield Bond Fund
each a series in Nuveen Investment Trust III (the  Trust )

811-09037

During the current fiscal period, the Board of Trustees of the above-referenced Funds, upon recommendation of the Audit Committee, engaged Ernst & Young LLP ( Ernst & Young ) as the independent registered public accounting firm to the Funds.
PricewaterhouseCoopers LLP ( PricewaterhouseCoopers ) was dismissed effective December 23, 2013. Effective August 11, 2014, upon the resignation of Ernst & Young, the Board of Trustees of the above-referenced Funds, upon recommendation of the Audit
Committee, engaged KPMG LLP ( KPMG ) as the independent registered public accounting firm to each Fund.

PricewaterhouseCoopers reports on Nuveen Symphony Credit
Opportunities Fund and Nuveen Symphony Floating Rate Income
Fund for the two most recent fiscal periods ended September 30, 2013, and the Nuveen Symphony High Yield Bond Fund for period since inception through September 30, 2013, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal periods ended September 30, 2013 and September 30, 2012 for the
Nuveen Symphony Credit Opportunities Fund and Nuveen Symphony
Floating Rate Income Fund, and the period since inception through September 30, 2013 for the Nuveen Symphony High Yield Bond
Fund, and in each case, for the period October 1, 2013 through December 23, 2013, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements. For the period December 24, 2013 through August 11, 2014, there were no disagreements with Ernst &
Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements.

The Registrant has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.